Exhibit 99.1

One Ameren Plaza
1901 Chouteau
Avenue
St. Louis, MO  63103

Ameren News Release
    Contacts:
Media	Analysts	Investors
Tim Fox	Bruce Steinke	Investor Services
(314) 554-3120	(314) 554-2574	(800) 255-2237
tfox2@ameren.com	bsteinke@ameren.com	invest@ameren.com

FOR IMMEDIATE RELEASE

AMEREN ANNOUNCES FIRST QUARTER 2006 EARNINGS

Narrows 2006 Earnings Guidance

    ST. LOUIS, MO., May 4, 2006—Ameren Corporation (NYSE: AEE) today announced first quarter 2006 net income of $70 million, or 34 cents per basic and diluted share, compared to net income of $121 million, or 62 cents per basic and diluted share, in the first quarter of 2005.

    “Despite solid operations, our first quarter 2006 earnings fell short of the strong earnings we achieved last year,” said Gary L. Rainwater, chairman, chief executive officer and president of Ameren Corporation. “Several factors negatively impacted our earnings. Temperatures in our service territory during the 2006 winter season were extremely mild resulting in lower electric and gas margins. Our electric margins were also negatively impacted by higher fuel and purchased power costs due primarily to increased coal and related transportation costs. In addition, we incurred incremental costs of operating in the Midwest Independent Transmission System Operator Inc. (MISO) Day Two Energy Market in the first quarter of 2006 because MISO Day Two operations didn’t commence until the second quarter last year. These factors offset higher margins from organic growth and interchange sales compared to the first quarter of last year.

    “Other operating expenses and taxes other than income taxes also rose, negatively affecting earnings for the quarter,” Rainwater added. “These expenses grew primarily as a result of higher gross receipts taxes, the absence of a favorable property tax settlement such as the one realized during the first quarter of 2005 and higher bad debt expenses.”

    Revenues in the first quarter of 2006 increased to $1.8 billion from $1.6 billion in the prior-year period primarily because of organic growth, interchange revenue increases and higher natural gas revenues that were driven by higher natural gas prices. These higher natural gas prices also contributed to a $99 million increase in the cost of gas purchased for resale. Heating degree days in the first quarter of 2006 were approximately 11 percent below a mild 2005 first quarter and 18 percent below normal, according to the National Weather Service. As a result, weather-sensitive

- more -

Add One

natural gas sales decreased 8 percent, and residential megawatthour sales decreased 2 percent in the 2006 first quarter from the mild 2005 first quarter. Weather is estimated to have reduced first quarter 2006 earnings by 4 cents per share versus 2005 and 7 cents per share versus normal weather conditions.

    Commercial electric megawatthour sales were flat in the first quarter of 2006 compared to 2005 as customer growth offset the effect of extremely mild weather. Industrial electric megawatthour sales increased 15 percent as a result of sales to Noranda Aluminum, which became a customer on June 1, 2005. Interchange sales increased 35 percent in the first quarter of 2006 over the same period a year ago due to increased sales by the company’s 80 percent-owned unregulated subsidiary, Electric Energy, Inc. (EEI). EEI’s interchange sales rose as a result of the Dec. 31, 2005, expiration of cost-based long-term power sales contracts with its affiliates for 1,000 megawatts that are now available for sale in the interchange markets.

    Fuel and purchased power costs increased $109 million in the first quarter of 2006 over the same period in 2005, due primarily to higher coal and related transportation costs and incremental costs of operating in the MISO Day Two Energy Market. Incremental MISO costs reduced first quarter 2006 earnings by approximately 6 cents per share versus the year-ago period. In addition, fuel and purchased power costs rose during the quarter due to the expiration of the cost-based EEI power contracts with its affiliates.

    Other operations and maintenance expenses increased $3 million in the first quarter of 2006 as compared to the first quarter of 2005, due primarily to higher bad debt expense. In addition, taxes other than income taxes increased $22 million in the first quarter of 2006 compared to the first quarter of 2005. Taxes were higher as a result of the absence in 2006 of the benefit of an $8 million property tax settlement realized in the first quarter of 2005 and increased gross receipts taxes in 2006.

    “While we are off to a challenging start in 2006, we do anticipate improvements in our operating results, especially in the second half of 2006,” added Rainwater. “In the second half of the year, we expect, among other things, to realize the benefits from the lack of a Callaway refueling outage, fewer outages at our power plants, and lower MISO costs than in 2005. As a result, despite our slow start in 2006, we continue to expect to deliver solid earnings results for the year.”

    Ameren also announced today that it is narrowing its 2006 earnings guidance. The company now expects 2006 earnings to range between $2.95 and $3.15 per share. Earnings per share

- more -

Add Two

guidance was narrowed due primarily to warmer-than-normal weather in the first quarter of 2006 and power prices for interchange sales for the remainder of 2006 which are anticipated to be lower than originally expected. Ameren’s guidance assumes normal weather for the rest of 2006 and is subject to, among other things, plant operations, energy market and economic conditions, unusual or otherwise unexpected gains or losses and other risks and uncertainties outlined in Ameren’s Forward-looking Statements.

    Ameren will conduct a conference call for financial analysts at 9:00 a.m. (Central Time) on Thursday, May 4, to discuss first quarter 2006 earnings and other matters related to the company. Investors, the news media and the public may listen to a live Internet broadcast of the call at www.ameren.com by clicking on "Q1 2006 Ameren Corporation Earnings Conference Call," then the appropriate audio link. A slide presentation will also be available on Ameren’s Web site that reconciles first quarter 2006 earnings per share to first quarter 2005 earnings per share and the 2006 earnings per share guidance to 2005 earnings per share on a comparable share basis. This presentation will be posted in the “Investors” section of the Web site under “Presentations.” The analyst call will also be available for replay on the Internet for one year. Telephone playback of the conference call will also be available beginning at 11:00 a.m. (Central Time), from May 4 through May 11, by dialing, U.S. (800) 405-2236; international (303) 590-3000 and entering the number: 11059080#.

    With assets of more than $18 billion, Ameren serves approximately 2.4 million electric customers and almost one million natural gas customers in a 64,000 square mile area of Missouri and Illinois. Ameren owns a diverse mix of electric generating plants strategically located in its Midwest market with a generating capacity of more than 16,200 megawatts.

Regulation G Statement

 Ameren has presented certain information in this presentation on a diluted cents per share basis. These diluted per share amounts reflect certain factors that directly impact Ameren’s total earnings per share. Ameren believes this information is useful because it enables readers to better understand the impact of these factors on Ameren’s earnings per share.

Forward-looking Statements

Statements in this release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated.  The following factors, in addition to those discussed elsewhere in this release and in our filings with the SEC, could cause actual results to differ materially from management expectations as suggested by such forward-looking statements:

•	regulatory actions, including changes in regulatory policies and ratemaking determinations;
•	the impact of changes to the joint dispatch agreement;
•	changes in laws and other governmental actions, including monetary and fiscal policies;
•
the effects of increased competition in the future due to, among other things, deregulation of certain aspects of our business at both the state and federal levels, and the implementation of deregulation, such as when the current electric rate freeze and current power supply contracts expire in Illinois at the end of 2006;

•	the effects of participation in the MISO;
•
the availability of fuel such as coal, natural gas and enriched uranium used to produce electricity; the availability of purchased power and natural gas for distribution; and the level and volatility of future market prices for such commodities, including the ability to recover the costs for such commodities;

•	the effectiveness of our risk management strategies and the use of financial and derivative instruments;
•	prices for power in the Midwest;
•	business and economic conditions, including their impact on interest rates;
•	disruptions of the capital markets or other events that make access to necessary capital more difficult or costly;
•	the impact of the adoption of new accounting standards and the application of appropriate technical accounting rules and guidance;
•	actions of credit rating agencies and the effects of such actions;
•	weather conditions and other natural phenomena;
•	generation plant construction, installation and performance, including costs associated with the Taum Sauk pumped-storage hydroelectric plant incident and its future operation;
•	operation of the Callaway nuclear power facility, including planned and unplanned outages, and decommissioning costs;
•	the effects of strategic initiatives, including acquisitions and divestitures;
•
the impact of current environmental regulations on utilities and power generating companies and the expectation that more stringent requirements will be introduced over time, which could have a negative financial effect;

•	labor disputes and future wage and employee benefits costs, including changes in returns on benefit plan assets;
•	changes in the energy markets, environmental laws or regulations, interest rates, or other factors that could adversely affect assumptions in connection with the IP acquisition;
•	the impact of conditions imposed by regulators in connection with their approval of Ameren’s acquisition of IP;
•	the inability of our counterparties to meet their obligations with respect to contracts and financial instruments;
•	the cost and availability of transmission capacity for the energy generated by Ameren generating facilities or required to satisfy energy sales;
•	legal and administrative proceedings; and
•	acts of sabotage, war, terrorism or intentionally disruptive acts.

Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information, future events, or otherwise.

# # #

AMEREN CORPORATION (AEE)
CONSOLIDATED OPERATING STATISTICS

	Three Months Ended
	March 31,
	2006	2005
Electric Sales - KWH (in millions):
Residential	6,130	6,274
Commercial	5,912	5,933
Industrial	5,820	5,076
Wholesale	1,926	2,478
Other	178	196
Native	19,966	19,957
Interchange sales	4,074	3,008
Total	24,040	22,965

Electric Revenues - (in millions):
Residential	$370	$374
Commercial	328	322
Industrial	218	196
Wholesale	63	86
Other	12	11
Native	991	989
Interchange sales	192	113
Other	28	27
Total	$1,211	$1,129

Power Supply (%):
Fossil	67.4	68.0
Nuclear	10.8	9.7
Hydro	1.1	2.2
Purchased	20.7	20.1

Fuel Cost per KWH (cents)	1.169	1.043
Gas Sales - MMBTU (in thousands)	47,788	51,782

	March 31,	December 31,
	2006	2005
Common Stock:
Shares outstanding (in millions)	204.8	204.2
Book value per share	$30.83	$31.09

Capitalization Ratios:
Common equity	50.1%	52.5%
Preferred stock	1.5%	1.6%
Debt, net of cash	48.4%	45.9%

AMEREN CORPORATION (AEE)
CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)

	March 31,	December 31,
	2006	2005

ASSETS
Current Assets:
Cash and cash equivalents	$29	$96
Accounts receivable - trade	527	552
Unbilled revenue	290	382
Miscellaneous accounts and notes receivable	82	31
Materials and supplies, at average cost	423	572
Other current assets	112	185
Total current assets	1,463	1,818
Property and Plant, Net	13,854	13,572
Investments and Other Assets:
Investments in leveraged leases	50	50
Nuclear decommissioning trust fund	259	250
Goodwill	976	976
Intangible assets	264	246
Other assets	627	419
Regulatory assets	821	831
Total investments and other assets	2,997	2,772

TOTAL ASSETS	$18,314	$18,162

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$147	$96
Short-term debt	467	193
Accounts and wages payable	338	706
Taxes accrued	129	131
Other current liabilities	418	361
Total current liabilities	1,499	1,487
Long-term Debt, Net	5,508	5,354
Preferred Stock of Subsidiary Subject to Mandatory Redemption	19	19
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes, net	1,973	1,969
Accumulated deferred investment tax credits	126	129
Regulatory liabilities	1,151	1,132
Asset retirement obligations	524	518
Accrued pension and other postretirement benefits	804	760
Other deferred credits and liabilities	184	218
Total deferred credits and other liabilities	4,762	4,726
Preferred Stock of Subsidiaries Not Subject to Mandatory Redemption	195	195
Minority Interest in Consolidated Subsidiaries	17	17
Stockholders' Equity:
Common stock	2	2
Other paid-in capital, principally premium on common stock	4,427	4,399
Retained earnings	1,939	1,999
Accumulated other comprehensive loss	(44)	(24)
Other	(10)	(12)
Total stockholders' equity	6,314	6,364

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$18,314	$18,162

AMEREN CORPORATION (AEE)
CONSOLIDATED STATEMENT OF INCOME
(Unaudited, in millions, except per share amounts)

	Three Months Ended
	March 31,
	2006	2005

Operating Revenues:
Electric	$1,211	$1,129
Gas	589	496
Other	-	1
Total operating revenues	1,800	1,626

Operating Expenses:
Fuel and purchased power	525	416
Gas purchased for resale	453	354
Other operations and maintenance	348	345
Depreciation and amortization	165	157
Taxes other than income taxes	113	91
Total operating expenses	1,604	1,363
Operating Income	196	263

Other Income and Expenses:
Miscellaneous income	4	7
Total other income	4	7

Interest Charges	76	74

Income Before Income Taxes and Minority Interest
and Preferred Dividends of Subsidiaries	124	196

Income Taxes	44	71

Income Before Minority Interest and Preferred
Dividends of Subsidiaries	$80	$125

Minority Interest and Preferred Dividends of Subsidiaries	(10)	(4)

Net Income	$70	$121

Earnings per Common Share - Basic and Diluted	$0.34	$0.62

Average Common Shares Outstanding	204.8	195.3

AMEREN CORPORATION (AEE)
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended
	March 31,
	2006	2005

Cash Flows From Operating Activities:
Net income	$70	$121
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	154	135
Amortization of nuclear fuel	9	8
Amortization of debt issuance costs and premium/discounts	4	3
Deferred income taxes and investment tax credits, net	8	1
Other	7	(5)
Changes in assets and liabilities, excluding the effects of the acquisition:
Receivables, net	104	20
Materials and supplies	151	60
Accounts and wages payable	(324)	(168)
Taxes accrued	(1)	87
Assets, other	18	(1)
Liabilities, other	40	46
Pension and other postretirement benefit obligations, net	47	50
Net cash provided by operating activities	287	357

Cash Flows From Investing Activities:
Capital expenditures	(179)	(210)
CT Acquisitions	(292)	-
Nuclear fuel expenditures	(24)	(3)
Other	1	11
Net cash used in investing activities	(494)	(202)

Cash Flows From Financing Activities:
Dividends on common stock	(130)	(124)
Short-term debt, net	274	4
Redemptions, Repurchases and Maturities:
Long-term debt	(31)	(189)
Issuances:
Common stock	27	30
Long-term debt	-	85
Net cash provided by (used in) financing activities	140	(194)

Net Change In Cash and Cash Equivalents	(67)	(39)
Cash and Cash Equivalents at Beginning of Year	96	69

Cash and Cash Equivalents at End of Period	$29	$30